Exhibit 99.1

Date:	April 30, 2026	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

HUBBELL REPORTS FIRST QUARTER 2026 RESULTS
•Q1 diluted EPS of $3.41; adjusted diluted EPS of $3.93 (up 16% y/y)
•Q1 net sales 11% (organic 8.2%; foreign exchange 0.6%; M&A 2.3%)
•Q1 operating margin 17.4%; adjusted operating margin 19.8% (up 110 bps y/y)
•Raising FY 2026 diluted EPS expected range to $17.45-$18.00; adj. diluted EPS of $19.30-$19.85
SHELTON, CT. (April 30, 2026) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the first quarter ended March 31, 2026.
"Hubbell delivered strong performance in the first quarter, with double digit growth in sales, operating profit and earnings per share" said Gerben Bakker, Chairman, President and CEO.
Mr. Bakker continued, "Organic sales growth of 8% in the first quarter was driven by double digit organic growth in our Electrical Solutions segment, as well as Grid Infrastructure products within our Utility Solutions segment. Core utility T&D markets remain strong, with load growth driving strength in transmission and substation markets, and aging infrastructure resiliency investment driving strength in distribution markets. Electrical Solutions growth was driven by strong datacenter and light industrial markets. Operationally, margin expansion in the first quarter was driven by volume growth in high margin businesses and effective management of price and productivity, partially offset by higher cost inflation and investment in restructuring and growth initiatives."
Mr. Bakker concluded, "We are confident in our ability to deliver on our increased full year 2026 financial outlook. We anticipate that Hubbell's leading positions in attractive end markets, along with continued execution on our strategy, will enable us to manage effectively through a dynamic operating environment while achieving strong full year organic and adjusted operating profit growth."

Certain terms used in this release, including “net debt”, “free cash flow”, “organic net sales”, “organic net sales growth”, “restructuring-related costs”, “Adjusted EBITDA”, and certain other “adjusted” measures, are defined under the section entitled “Non-GAAP Definitions.” See page 10 for more information.

FIRST QUARTER FINANCIAL HIGHLIGHTS
The comments and year-over-year comparisons in this segment review are based on first quarter results in 2026 and 2025.
Utility Solutions segment net sales in the first quarter of 2026 increased 11% to $949 million compared to $857 million reported in the first quarter of 2025. Organic net sales increased approximately 7% in the quarter compared to the first quarter 2025. Grid Infrastructure net sales increased approximately 18% and Grid Automation net sales decreased approximately 7%. Segment operating income in the first quarter of 2026 was $175 million, or 18.5% of net sales, compared to $151 million, or 17.6% of net sales in the same period of 2025. Adjusted operating income was $207 million, or 21.8% of net sales, in the first quarter of 2026 as compared to $171 million, or 19.9% of net sales in the same period of the prior year. Changes in operating income and operating margin were primarily due to volume growth in Grid Infrastructure, the impact of acquisitions and favorable price and productivity, partially offset by volume declines in Grid Automation as well as higher cost inflation, raw material costs and tariffs.
Electrical Solutions segment net sales in the first quarter of 2026 increased 12% to $568 million compared to $508 million reported in the first quarter of 2025. Organic net sales increased 11% in the quarter, while acquisitions added 0.3%. Segment operating income in the first quarter of 2026 was $89 million, or 15.6% of net sales, compared to $80 million, or 15.7% of net sales in the same period of 2025. Adjusted operating income was $93 million, or 16.4% of net sales, in the first quarter of 2026 as compared to $85 million, or 16.7% of net sales in the same period of the prior year. Changes in operating income and operating margin were driven primarily by volume growth and favorable price realization and productivity, partially offset by higher cost inflation, raw material costs, tariffs and restructuring investment.
Adjusted diluted EPS in the first quarter 2026 excluded $0.47 of amortization of acquisition-related intangible assets and $0.05 of transaction, integration, and separation costs. Adjusted diluted EPS in the first quarter 2025 excluded $0.34 of amortization of acquisition-related intangible assets and $0.01 of transaction, integration, & separation costs.
Net cash provided by operating activities was $87 million in the first quarter of 2026 versus net cash provided by operating activities of $37 million in the 2025 period. Free cash flow was $46 million in the first quarter of 2026 versus $11 million in the comparable period of 2025.

SUMMARY & OUTLOOK
For the full year 2026, Hubbell anticipates total sales growth of 8-11% including organic sales growth of 6-9%. Hubbell expects 2026 GAAP diluted earnings per share in the range of $17.45 to $18.00 and adjusted diluted earnings per share (“Adjusted EPS”) in the range of $19.30 to $19.85. For the full year, Adjusted EPS excludes amortization of acquisition-related intangible assets, which the Company expects to be approximately $1.70 per share, and transaction, integration, and separation costs, which the Company expects to be approximately $0.15 per share. The Company believes Adjusted EPS is a useful measure of underlying performance in light of our acquisition strategy.
The diluted earnings per share and Adjusted EPS ranges are based on an adjusted tax rate of approximately 22.5% and include $15-20 million of anticipated restructuring and related investment. The Company continues to expect full year 2026 free cash flow conversion of 90% or greater on adjusted net income.

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its first quarter 2026 financial results today, April 30, 2026 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's "Investor Relations - Events/Presentations" section of www.hubbell.com. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting "Investors" from the options at the bottom of the page and then "Events/Presentations" from the drop-down menu.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements generally relate to our expectations and beliefs regarding our financial results, condition and outlook, projections of future performance, anticipated growth and end markets, changes in operating results, market conditions and economic conditions, expected capital resources, liquidity, financial performance, pension funding and results of operations, plans, strategies, opportunities, developments and productivity initiatives, competitive positioning, and trends in particular markets or industries. In addition, statements related to our outlook for 2026 and beyond, and all statements set forth in the “Summary & Outlook” section above, as well as other statements that are not strictly historic in nature, are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “plan”, “estimated”, “predict”, “target”, “should”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending”, “goals”, “scheduled”, “will”, “will likely be”, and similar words and phrases. Such forward-looking statements are based on our current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or the Company’s achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: the impact of and substantial uncertainty regarding the duration of existing and newly announced trade tariffs, import quotas or other trade actions, restrictions or measures taken by the United States, China, Mexico, the United Kingdom, member states of the European Union, and other countries, including the recent and ongoing potential changes in U.S. trade policies, that may be made by the current or a future presidential administration and changes in trade policies in other countries made in response to changes in the U.S. trade policies; the general impact of inflation on our business, including the impact on raw materials costs, elevated interest rates and increased energy costs and our ability to implement and maintain pricing actions that we have taken to cover higher costs and protect our margin profile; economic and business conditions in particular industries, markets or geographic regions, as well the potential for macro-economic effects of the U.S. government federal deficit, and continued inflation, a significant economic slowdown, stagflation or recession; effects of unfavorable foreign currency exchange rates and the potential use of hedging instruments to hedge the exposure to fluctuating rates of foreign currency exchange on inventory purchases; supply chain disruptions and availability, costs and quantity of raw materials, purchased components, energy and freight; changes in demand for our products, market conditions, product quality, or product availability adversely affecting sales levels; ability to effectively develop and introduce new products; changes in markets or competition adversely affecting realization of price increases; continued softness in the grid automation market of Utility Solutions and residential market of Electrical Solutions; failure to achieve projected levels of efficiencies, and maintain cost savings and cost reduction measures, including those expected as a result of our lean initiatives and strategic sourcing plans; failure to comply with import and export laws; changes relating to impairment of our goodwill and other intangible assets; inability to access capital markets or failure to maintain our credit ratings; changes in expected or future levels of operating cash flow, indebtedness and capital spending; regulatory issues, and extensive worldwide changes to the taxation of multinational enterprises, including global minimum tax rules under the Organisation for Economic Co-operation and Development’s Pillar Two initiative and potential modifications to corporate taxation by the U.S. government, including adjustments to tax rates, deduction limitations, cross-border tax provisions, and administrative guidance; a major disruption in one or more of our manufacturing or distribution facilities or headquarters, including the impact of plant consolidations and relocations; changes in our relationships with, or the financial condition or performance of, key distributors and other customers, agents or business partners which could adversely affect our results of operations; impact of productivity improvements on lead times, quality and delivery of product; anticipated future contributions and assumptions including increases in interest rates and changes in plan assets with respect to pensions and other retirement benefits, as well as pension withdrawal liabilities; adjustments to product warranty accruals in response to claims incurred, historical experiences and known costs; unexpected costs or charges, certain of which might be outside of our control; changes in strategy due to economic conditions or other conditions outside of our control affecting anticipated future global product sourcing levels; ability to carry out future acquisitions and strategic investments in our core businesses as well as the acquisition related costs; the ability to successfully manage and integrate acquired businesses, such as the acquisitions of Alliance USAcqCo 2, Inc. (the Ventev business), Nicor, Inc. (the Nicor business), and Power Rose Acquisition, Inc. (the DMC Power business), as well as the failure to realize expected synergies and benefits anticipated when we make an acquisition due to potential adverse reactions or changes to business or employee relationships resulting from completion of the transaction, competitive responses to the transaction, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of an acquired business, diversion of management’s attention from ongoing business operations and opportunities, and litigation relating to the transaction; the impact of certain divestitures, including the benefits and costs of the sale of the residential lighting business; the ability to effectively implement Enterprise Resource Planning systems without disrupting operational and financial processes; the ability of government customers to meet their financial obligations; political unrest and military actions in foreign countries, including the conflicts in Ukraine and the Middle East and trade tensions with China, as well as the impact on world markets and energy supplies and prices resulting therefrom, including the U.S.-Israel-Iran conflict, which has had substantial effects on global trade, the energy markets and the financial markets; the impact of potential natural disasters or additional public health emergencies on our financial condition and results of operations; failure of information technology systems, cybersecurity breaches, cyber threats, malware, phishing attacks, break-ins and similar events resulting in unauthorized disclosure of confidential information or disruptions or damage to information technology systems that could cause interruptions to our operations or adversely affect our internal control over financial reporting; incurring significant and/or unexpected costs to avoid, manage, defend and litigate intellectual property matters; future repurchases of common stock under our common stock repurchase program; changes in accounting principles, interpretations, or estimates; failure to comply with any laws and regulations, including those related to data privacy and information security; the outcome of environmental, legal and tax contingencies or costs compared to amounts provided for such contingencies; improper conduct by any of our employees, agents or business partners that damages our reputation or subjects us to civil or criminal liability; our ability to hire, retain and develop qualified personnel; and other factors described in our Securities and Exchange Commission filings, including in the “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Forward-Looking Statements” and “Quantitative and Qualitative Disclosures about Market Risk” sections in our Annual Report on Form 10-K for the year ended December 31, 2025. Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. The Company disclaims any duty to update any forward-looking statement, all of which are expressly qualified by the foregoing, other than as required by law.

About the Company
Hubbell Incorporated is a leading manufacturer of utility and electrical solutions enabling customers to operate critical infrastructure safely, reliably and efficiently. With 2025 revenues of $5.8 billion, Hubbell solutions electrify economies and energize communities. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

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NON-GAAP DEFINITIONS
References to "adjusted" operating measures exclude the impact of certain costs, gains or losses. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures are non-GAAP measures, and include adjusted operating income, adjusted operating margin, adjusted net income attributed to Hubbell Incorporated, adjusted net income available to common shareholders, adjusted earnings per diluted share, and Adjusted EBITDA. These non-GAAP measures exclude, where applicable:
•Amortization of all intangible assets associated with our business acquisitions, including inventory step-up amortization associated with those acquisitions. The intangible assets associated with our business acquisitions arise from the allocation of the purchase price using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations.” These assets consist primarily of customer relationships, developed technology, trademarks and tradenames, and patents, as reported in Note 6—Goodwill and Other Intangible Assets, under the heading “Total Definite-Lived Intangibles,” within the Company’s audited consolidated financial statements set forth in its Annual Report on Form 10-K for Fiscal Year Ended December 31, 2025. The Company excludes these non-cash expenses because we believe it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of our financial results over multiple periods, and (iii) provides more relevant comparisons of our results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions. Although we exclude amortization of these acquired intangible assets and inventory step-up from our non-GAAP results, we believe that it is important for investors to understand that revenue generated, in part, from such intangibles is included within revenue in determining adjusted net income attributable to Hubbell Incorporated.
•Transaction, integration, and separation costs associated with our business acquisitions and divestitures. The effect that acquisitions and divestitures may have on our results fluctuate significantly based on the timing, size, and number of transactions, and therefore results in significant volatility in the costs to complete transactions and integrate or separate the businesses. Transaction costs are primarily professional services and other fees incurred to complete the transactions. Integration and separation costs are the internal and external incremental costs directly relating to these activities for the acquired or divested business. The acquisition and integration of DMC Power resulted in significant transaction and integration costs, and the acquisitions and disposition completed by the Company in the fourth quarter of 2023 resulted in a significant increase in transaction, integration and separation costs. As a result, we believe excluding such costs relating to these transactions provides useful and more comparable information for investors to better assess our operating performance from period to period.
•Income tax effects of the above adjustments, which are calculated using the statutory tax rate, taking into consideration the nature of the item and the relevant taxing jurisdiction, unless otherwise noted.
Adjusted EBITDA is a non-GAAP measure that excludes the items noted above and also excludes the Other income (expense), net, Interest expense, net, and Provision for income taxes captions of the Condensed Consolidated Statement of Income, as well as depreciation and amortization expense.

Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.
Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.
In connection with our restructuring and related actions, we have incurred restructuring costs as defined by U.S. GAAP, which are primarily severance and employee benefits, asset impairments, accelerated depreciation, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. We also incur restructuring-related costs, which are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.
Organic net sales, a non-GAAP measure, represents net sales according to U.S. GAAP, less net sales from acquisitions and divestitures during the first twelve months of ownership or divestiture, respectively, less the effect of fluctuations in net sales from foreign currency exchange. The period-over-period effect of fluctuations in net sales from foreign currency exchange is calculated as the difference between local currency net sales of the prior period translated at the current period exchange rate as compared to the same local currency net sales translated at the prior period exchange rate. We believe this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. When comparing net sales growth between periods excluding the effects of acquisitions, business dispositions and currency exchange rates, those effects are different when comparing results for different periods. For example, because net sales from acquisitions are considered inorganic from the date we complete an acquisition through the end of the first year following the acquisition, net sales from such acquisition are reflected as organic net sales thereafter.

There are limitations to the use of non-GAAP measures. Non-GAAP measures do not present complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These financial measures should not be considered in isolation from, as substitutes for, or alternative measures of, reported GAAP financial results, and should be viewed in conjunction with the most comparable GAAP financial measures and the provided reconciliations thereto. We believe, however, that these non-GAAP financial measures, when viewed together with our GAAP results and related reconciliations, provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables below. When we provide our expectations for organic net sales, adjusted effective tax rate, adjusted diluted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected net sales, effective tax rate, diluted EPS and net cash flows provided by operating activities) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, certain financing costs, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Net sales	$1,516.7	$1,365.2
Cost of goods sold	1,011.4	922.6
Gross profit	505.3	442.6
Selling & administrative expenses	241.5	212.2
Operating income	263.8	230.4
Operating income as a % of Net sales	17.4%	16.9%
Interest expense, net	(22.0)	(13.8)
Other expense, net	(5.4)	(5.3)
Total other expense, net	(27.4)	(19.1)
Income before income taxes	236.4	211.3
Provision for income taxes	53.4	46.8
Net income	183.0	164.5
Less: Net income attributable to noncontrolling interest	(1.2)	(1.3)
Net income attributable to Hubbell Incorporated	$181.8	$163.2

Earnings Per Share:
Basic earnings per share	$3.42	$3.04
Diluted earnings per share	$3.41	$3.03

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$501.6	$482.5
Short-term investments	15.3	15.4
Accounts receivable (net of allowances of $14.3 and $13.9)	974.4	856.9
Inventories, net	1,139.5	1,083.8
Other current assets	171.6	155.4
TOTAL CURRENT ASSETS	2,802.4	2,594.0
Property, plant and equipment, net	843.4	841.2
Investments	99.8	98.4
Goodwill	3,059.6	3,060.8
Other intangible assets, net	1,366.2	1,394.3
Other long-term assets	246.3	240.1
TOTAL ASSETS	$8,417.7	$8,228.8
LIABILITIES AND EQUITY
Short-term debt	$536.0	$289.1
Accounts payable	605.5	570.5
Accrued salaries, wages and employee benefits	90.6	115.4
Accrued insurance	89.8	83.0
Other accrued liabilities	453.1	450.7
TOTAL CURRENT LIABILITIES	1,775.0	1,508.7
Long-term debt	2,037.0	2,036.3
Other non-current liabilities	826.5	825.9
TOTAL LIABILITIES	4,638.5	4,370.9
Hubbell Incorporated Shareholders' Equity	3,768.6	3,847.9
Noncontrolling interest	10.6	10.0
TOTAL EQUITY	3,779.2	3,857.9
TOTAL LIABILITIES AND EQUITY	$8,417.7	$8,228.8

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Three Months Ended March 31,
	2026	2025
Cash Flows From Operating Activities
Net income attributable to Hubbell	$181.8	$163.2
Depreciation and amortization	60.2	46.9
Deferred income taxes	(3.0)	0.6
Stock-based compensation expense	14.4	14.4
Loss on sale of assets	0.5	0.2
Changes in assets and liabilities, net of acquisitions
Accounts receivable, net	(117.8)	(142.7)
Inventories, net	(61.2)	7.7
Accounts payable	43.3	(1.1)
Current liabilities	(25.7)	(22.7)
Other assets and liabilities, net	(6.5)	(11.1)
Contributions to defined benefit pension plans	—	(20.0)
Other, net	0.6	2.0
Net cash provided by operating activities	86.6	37.4
Cash Flows From Investing Activities
Capital expenditures	(40.6)	(26.0)
Acquisition of businesses, net of cash acquired	2.4	(73.3)
Purchases of available-for-sale investments	(5.1)	(3.9)
Proceeds from sales of available-for-sale investments	1.4	3.9
Other, net	0.6	—
Net cash used in investing activities	(41.3)	(99.3)
Cash Flows From Financing Activities
Borrowing of short-term debt, net	246.9	291.3
Payment of dividends	(75.4)	(70.7)
Repurchase of common shares	(167.5)	(125.0)
Other, net	(27.4)	(20.6)
Net cash (used in) provided by financing activities	(23.4)	75.0
Effect of foreign exchange rate changes on cash and cash equivalents	(2.7)	4.1
Increase in cash, cash equivalents and restricted cash	19.2	17.2
Cash and cash equivalents, beginning of year	482.5	329.1
Restricted cash, included in other assets, beginning of year	1.8	2.5
Less: Restricted cash, included in other assets	1.9	1.9
Cash and cash equivalents, end of quarter	$501.6	$346.9

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2026	2025	Change
Net income attributable to Hubbell (GAAP measure)	$181.8	$163.2	11%
Amortization of acquisition-related intangible assets	33.4	24.7
Transaction, integration & separation costs	3.5	0.4
Subtotal	$218.7	$188.3
Income tax effects	8.8	5.9
Adjusted net income	$209.9	$182.4	15%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$181.8	$163.2
Less: Earnings allocated to participating securities	(0.2)	(0.3)
Net income available to common shareholders (GAAP measure) [a]	$181.6	$162.9	11%

Adjusted net income	$209.9	$182.4
Less: Earnings allocated to participating securities	(0.3)	(0.3)
Adjusted net income available to common shareholders [b]	$209.6	$182.1	15%

Denominator:
Average number of common shares outstanding [c]	53.1	53.5
Potential dilutive shares	0.2	0.3
Average number of diluted shares outstanding [d]	53.3	53.8

Earnings per share (GAAP measure):
Basic [a] / [c]	$3.42	$3.04
Diluted [a] / [d]	$3.41	$3.03	13%

Adjusted earnings per diluted share [b] / [d]	$3.93	$3.38	16%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended March 31,
	2026	2025	Change
Net Sales [a]	$1,516.7	$1,365.2	11%

Operating Income
GAAP measure [b]	$263.8	$230.4	14%
Amortization of acquisition-related intangible assets	33.4	24.7
Transaction, integration & separation costs	3.5	0.4
Adjusted operating income [c]	$300.7	$255.5	18%

Operating margin
GAAP measure [b] / [a]	17.4%	16.9%	+50 bps
Adjusted operating margin [c] / [a]	19.8%	18.7%	+110 bps

Utility Solutions	Three Months Ended March 31,
	2026	2025	Change
Net Sales [a]	$948.9	$857.1	11%

Operating Income
GAAP measure [b]	$175.1	$150.8	16%
Amortization of acquisition-related intangible assets	28.7	19.8
Transaction, integration & separation costs	3.5	0.1
Adjusted operating income [c]	$207.3	$170.7	21%

Operating margin
GAAP measure [b] / [a]	18.5%	17.6%	+90 bps
Adjusted operating margin [c] / [a]	21.8%	19.9%	+190 bps

Electrical Solutions	Three Months Ended March 31,
	2026	2025	Change
Net Sales [a]	$567.8	$508.1	12%

Operating Income
GAAP measure [b]	$88.7	$79.6	11%
Amortization of acquisition-related intangible assets	4.7	4.9
Transaction, integration & separation costs	—	0.3
Adjusted operating income [c]	$93.4	$84.8	10%

Operating margin
GAAP measure [b] / [a]	15.6%	15.7%	-10 bps
Adjusted operating margin [c] / [a]	16.4%	16.7%	-30 bps

HUBBELL INCORPORATED
Organic Net Sales Growth
(unaudited)
(in millions and percentage change)

Hubbell Incorporated	Three Months Ended March 31,
	2026	Inc/(Dec)%	2025	Inc/(Dec)%
Net sales growth (decline) (GAAP measure)	$151.5	11.1	$(33.9)	(2.4)
Impact of acquisitions	31.5	2.3	4.5	0.3
Impact of divestitures	—	—	(21.1)	(1.5)
Foreign currency exchange	7.9	0.6	(8.6)	(0.6)
Organic net sales growth (decline) (non-GAAP measure)	$112.1	8.2	$(8.7)	(0.6)

Utility Solutions	Three Months Ended March 31,
	2026	Inc/(Dec)%	2025	Inc/(Dec)%
Net sales growth (decline) (GAAP measure)	$91.8	10.7	$(36.9)	(4.2)
Impact of acquisitions	30.2	3.5	—	—
Impact of divestitures	—	—	—	—
Foreign currency exchange	3.4	0.4	(4.2)	(0.5)
Organic net sales growth (decline) (non-GAAP measure)	$58.2	6.8	$(32.7)	(3.7)

Electrical Solutions	Three Months Ended March 31,
	2026	Inc/(Dec)%	2025	Inc/(Dec)%
Net sales growth (GAAP measure)	$59.7	11.8	$3.0	0.6
Impact of acquisitions	1.3	0.3	4.5	0.9
Impact of divestitures	—	—	(21.1)	(4.2)
Foreign currency exchange	4.5	0.9	(4.4)	(0.9)
Organic net sales growth (non-GAAP measure)	$53.9	10.6	$24.0	4.8

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended March 31,
	2026	2025	Change
Net income	$183.0	$164.5	11%
Provision for income taxes	53.4	46.8
Interest expense, net	22.0	13.8
Other expense, net	5.4	5.3
Depreciation and amortization	60.2	46.9
Subtotal	141.0	112.8
Adjusted EBITDA	$324.0	$277.3	17%

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2026	2025	2026	2025	2026	2025
	Costs of goods sold		S&A expense		Total
Restructuring costs (GAAP Measure)	$4.6	$1.6	$0.7	$0.1	$5.3	$1.7
Restructuring related costs	1.1	1.3	0.2	0.5	1.3	1.8
Restructuring and related costs (non-GAAP measure)	$5.7	$2.9	$0.9	$0.6	$6.6	$3.5

	Three Months Ended March 31,
	2026	2025
Restructuring and related costs included in Cost of goods sold (non-GAAP measure)
Utility Solutions	$0.7	$1.4
Electrical Solutions	5.0	1.5
Total	$5.7	$2.9
Restructuring and related costs included in Selling & administrative expenses (non-GAAP measure)
Utility Solutions	$—	$0.1
Electrical Solutions	0.9	0.5
Total	$0.9	$0.6

Impact on Income before income taxes (non-GAAP measure)	$6.6	$3.5
Impact on Net income available to Hubbell common shareholders (non-GAAP measure)	5.0	2.7
Impact on Diluted earnings per share (non-GAAP measure)	$0.09	$0.05

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	March 31, 2026	December 31, 2025
Total Debt (GAAP measure)	$2,573.0	$2,325.4
Total Hubbell Shareholders’ Equity	3,768.6	3,847.9
Total Capital	$6,341.6	$6,173.3
Total Debt to Total Capital (GAAP measure)	41%	38%
Less: Cash and Investments	$616.7	$596.3
Net Debt (non-GAAP measure)	$1,956.3	$1,729.1
Net Debt to Total Capital (non-GAAP measure)	31%	28%

Free Cash Flow Reconciliation
Free Cash Flow Reconciliation Flow Reconciliation

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities (GAAP measure)	$86.6	$37.4
Less: Capital expenditures	(40.6)	(26.0)
Free cash flow (non-GAAP measure)	$46.0	$11.4